Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Leigh Oshirak
3250 Van Ness Avenue	VP, Public Relations & Marketing Communications
San Francisco, CA 94109	415-438-8106

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Announces the Election of

Mary Ann Casati and Lorraine Twohill to its Board of Directors

San Francisco, CA, January 23, 2012 -- Williams-Sonoma, Inc. (NYSE: WSM) announced today that Mary Ann Casati and Lorraine Twohill have been elected to its Board of Directors.

“We are excited to have Mary Ann and Lorraine join our Board,” said Adrian Bellamy, Chairman of the Board of Directors of Williams-Sonoma, Inc. “These two individuals each bring a unique perspective and expertise that we believe will help shape the success of our company.”

Laura Alber, President and Chief Executive Officer, joined Mr. Bellamy in welcoming Ms. Casati and Ms. Twohill to the Board. “We are delighted to announce the addition of Mary Ann and Lorraine to our Board,” she said. “They are both widely respected leaders in their fields.”

Ms. Casati is a co-founding partner of Circle Financial Group LLC, a private wealth management membership practice, and has served as such since 2003. Prior to that, Ms. Casati was a partner and managing director of The Goldman Sachs Group, Inc. where she was employed for 20 years and developed and ran their Global Retailing Industry Investment Banking business. She served on the Board of Directors of J. Crew Group from its initial public offering in July 2006 until the company was sold in March 2011.

Ms. Twohill joined Google in 2003 and is responsible for the company’s global Marketing function. She has served as Head of Global Marketing for Google since May 2009. Prior to moving to the U.S., Ms. Twohill served as Vice President of Marketing for Europe, Middle East and Africa. In October 2011, she was named Adweek’s Grand Brand Genius for her efforts in shaping Google’s Marketing efforts.

ABOUT WILLIAMS-SONOMA, INC.

Williams-Sonoma, Inc. is a specialty retailer of high-quality products for the home. These products representing seven distinct merchandise strategies – Williams-Sonoma (cookware and wedding registry), Pottery Barn (furniture and bridal registry), Pottery Barn Kids (kid’s furniture and baby registry), PBteen (girls’ bedding and boys’ bedding), West Elm (modern furniture and room decor), Williams-Sonoma Home (luxury furniture and decorative accessories) and Rejuvenation Inc. (lighting and hardware) – are marketed through 592 stores, seven direct mail catalogs and six e-commerce websites.